Exhibit 2

Westpac Update 18 February 2009

Robust performance in challenging environment Solid first quarter with strong revenue growth Good customer volumes, especially in deposits Weakening economy with further stress in institutional, commercial business and New Zealand Significantly higher impairment charges Australian consumer portfolio continues to perform well St.George merger integration progressing to plan – no surprises in the portfolio Continuing to invest in identified strategic areas Balance sheet strengthened: Between September 2008 and January 2009 raised over $3.8bn in capital Increased provisioning Strong funding and liquidity position Overview

Stressed exposures increasing consistent with environment Stressed exposures increased to 1.73% at December 2008 from 1.30% at September 2008: Increase in impaired assets mainly due to 3 large corporate exposures Impaired assets includes $300m exposure to Babcock and Brown International Rise in watchlist & substandard predominantly due to institutional, commercial and New Zealand segments Australian consumer 90+ day delinquencies rising in line with cycle, but still relatively benign: Mortgages 43bps (up 7bps1) Consumer unsecured 99bps (up 6bps1) New Zealand consumer 90+ day delinquencies showing signs of increasing stress as economic conditions deteriorate: Mortgages 66bps (up 19bps1) Consumer unsecured 131bps (up 4bps1) Westpac Group stressed exposure profile little changed from inclusion of St.George stressed exposures Watchlist & substandard reflects loan facilities that are performing although customers are experiencing operating weakness and financial difficulty but are not expected to incur loss of interest or principal Westpac’s impaired assets include consumer accounts > 90 days past due but not well secured Stressed exposures as a % of total committed exposures (TCE) Risk trends Incl SGB 2 3 1. Increase from September 2008 0.0% 0.2% 0.4% 0.6% 0.8% 1.0% 1.2% 1.4% 1.6% 1.8% 2.0% 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 1Q09 1Q09 Watchlist & substandard 90 days past due well secured Impaired 2 3

Pillar 3 Disclosures

Key points from the 1Q09 Pillar 3 Report

Background

- Report covers Westpac only; St.George is treated as a non-consolidated subsidiary for this quarter only. Approximately $40bn increase in Bank exposures reflects an undrawn Westpac lending limit to St.George Bank
- Some changes in parameters over the period :
  - Credit card LGD's have increased following annual parameter review
  - Some adjustments to EAD calculations across the portfolio

Key points	Drivers
Exposure at default up 10%	• Change in mortgage methodology, business growth and incorporating an undrawn lending limit to St.George
Credit risk weighted assets up 5.9%	• 5% due to growth in portfolio and the St.George facility • 0.9% due to change in risk profile
Impaired loans up $930m	• 74% from corporate, mostly 3 large names • 9% from mortgages (mostly New Zealand)
Regulatory Expected Loss up $702m	• 78% due to increase in impaired facilities predominantly corporate • 22% of the increase from portfolio growth and some migration in the portfolio
Individually Assessed Provisions up $501m	• IAP coverage increased to 50% • Provisions for recent corporate impaired assets above long run average
Collectively Assessed Provisions up $129m	• Volume growth combined with new watchlist/substandard in institutional, commercial banking and New Zealand partly offset by movement of some CAP into IAP
Strong capital position remains	• Tier 1 ratio of 8.3% fully consolidated (Reported Tier 1 ratio of 9.8% with St.George treated as a non-consolidated subsidiary) • Pro-cyclicality 21bps for the quarter

4 Westpac Update February 2009 Westpac

Maintaining a healthy capital position Tier 1 Capital (%) Capital Tier 1 ratio of 8.3%, if St.George fully consolidated Excludes Share purchase plan (+16bps) Excludes future redemption of St.George hybrids of $875m (-31bps) Considering issue of replacement hybrid1 Institutional capital raising added $2.5bn to share capital Movement in RWA due mainly to portfolio growth Target Tier 1 capital ratio of 6.75% to 7.75% and seek to maintain a healthy capital position 2 Any offer of a new hybrid instrument will be made under a prospectus issued at the time of offer At 30 September 2008 and includes the underwritten portion of Westpac’s dividend reinvestment and the $350m redemption of the St.George SAINTS 8.29 7.58 10.2 92bps (17bps) 44bps (27bps) (21bps) 4 5 6 7 8 9 10 11 Tier 1 merged entity Allowance for acquisition adj New Capital issued Cash earnings RWA growth Other Tier 1 ratio Dec 08 UK FSA equivalent 1. 2.

Robust performance 1Q09 Earnings Similar tax rate to prior periods Tax Unaudited pro-forma2 cash earnings of $1.2bn for 3 months to end December 2008, down 2% on prior corresponding period Cash earnings Customer deposit growth of 9.6% over prior quarter Total lending up 2.4% over prior quarter Volumes Continuing to invest in strategic initiatives Expense run rate is easing from FY08 growth rate One-off impacts1 expected to add 1-2% to FY09 cost growth Expenses Impairment charge of $800m Impairment charges Strong WIB markets performance Wealth earnings remain under pressure from declines in asset markets Non-interest income Wholesale funding costs continue to increase Margins strong over the quarter including benefiting from Treasury income Margins One off impacts include additional defined benefit plan expense, full period impact of RAMS, BTIM share based payments and from FX translation The current and prior corresponding period pro-forma accounts have been prepared on the basis that St.George earnings were consolidated into the Westpac Group from 1 October 2007 1. 2.

Disclaimer The material contained in this presentation is intended to be general background information on Westpac Banking Corporation and its activities. The information is supplied in summary form and is therefore not necessarily complete. Also, it is not intended that it be relied upon as advice to investors or potential investors, who should consider seeking independent professional advice depending upon their specific investment objectives, financial situation or particular needs. The material contained in this presentation may include information derived from publicly available sources that have not been independently verified. No representation or warranty is made as to the accuracy, completeness or reliability of the information. This presentation contains statements that constitute “forward-looking statements” or statements about “future matters” within the meaning of section 728(2) of the Corporations Act 2001 and/or “forward-looking statements” within the meaning of the US Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding our intent, belief or current expectations with respect to Westpac’s business and operations, market conditions, results of operations and financial condition, capital adequacy, specific provisions and risk management practices. We use words such as ‘may’, ‘expect’, ‘intend’, ‘seek’, ‘would’, ‘should’, ‘could’, ‘continue’, ‘plan’, ‘estimate’, ‘anticipate’, ‘believe’, ‘probability’, ‘will’, ‘risk’ or other similar words to identify forward-looking statements. These forward-looking statements have been made based upon management’s expectations and beliefs concerning future developments and their potential effect upon us and are subject to risks and uncertainty which are, in many instances, beyond our control. There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on us will be those anticipated by management. Actual results could differ materially from those we expect, depending on the outcome of various factors, including, but not limited to those described in the sections entitled “Risk factors”, “Competition” and “Risk management” in Westpac's 2008 Annual Report available at www.westpac.com.au. Westpac is under no obligation, and does not intend, to update any forward-looking statements contained in this presentation, whether as a result of new information, future events or otherwise, after the date of this presentation. In this presentation, unless otherwise stated or the context otherwise requires, references to ‘dollar amounts’, ‘$’, ‘AUD’ or ‘A$’ are to Australian dollars. Westpac Update